Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2026, with respect to the consolidated financial statements of Freenome Holdings, Inc. included in the proxy statement/prospectus of Perceptive Capital Solutions Corp and Freenome Holdings, Inc. that is made a part of Amendment No. 3 to the Registration Statement on Form S-4 and related Prospectus of Perceptive Capital Solutions Corp and Freenome Holdings, Inc. for the registration of shares of common stock.

/s/ Ernst & Young LLP

San Jose, California
June 11, 2026